March 11, 2024
Philip Gregory

Re:    Release and Equity Agreement

Dear Philip:

As you know, 2seventy bio, Inc. (the “Company”) greatly appreciates your efforts on the Company’s behalf. In connection with the Transaction (as defined below), the Company is offering you the opportunity to receive certain compensation and benefits as set forth below (this “Agreement”). The last date of your employment with the Company is referred to as the “Separation Date.”

1.Conditioned on Closing of Transaction. The effectiveness of this Agreement is conditioned on the closing of the transactions contemplated by the Asset Purchase Agreement by and between the Company and Regeneron Pharmaceuticals, Inc., dated January 29, 2024 (the “Transaction” and such closing, the “Closing”). If the Closing does not occur, this Agreement shall be null and void ab initio.
2.Continued Vesting of Equity Awards and Exercise Extension. (i) Notwithstanding anything to the contrary in the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), or the applicable award agreement thereunder (collectively, the “Equity Documents”); (ii) subject to the approval of the Company’s Board of Directors (the “Board”); (iii) provided that the Company does not terminate your employment and you do not resign, in either case prior to the Closing (such Closing, the “Equity Date”); and (iv) if you sign, do not revoke and comply with this Agreement:
a.All of your Company stock options and other stock-based awards that remain outstanding and unvested as of the Equity Date that are subject solely to time-based vesting (the “Time-Based Equity”) shall remain outstanding and shall continue to vest during the 12-month period immediately following the Equity Date (the “Equity Continuation Period”) in accordance with the terms of Equity Documents notwithstanding that you will not have a continued Service Relationship (as defined in the Plan) during the Equity Continuation Period (such continued vesting, the “Equity Continuation”). During the Equity Continuation Period, and in the event of a Sale Event as such term is defined in the Plan, Section 3(a) of the Plan shall continue to apply to your Time-Based Equity.
b.The period during which you may exercise your vested and exercisable stock options shall be extended until the last day of the Equity Continuation Period, but in no event later than the original expiration date of the applicable option (the “Exercise Period Extension”). You acknowledge that, as a result of the Exercise Period Extension, to the extent your stock options were incentive stock options, your stock options will convert from incentive stock options to nonqualified stock options on the date the Board approves the Exercise Period Extension. You are advised to seek tax guidance from your personal tax advisors with regard to the effect of the Exercise Period Extension on the tax treatment of your stock options. Except for the Equity Continuation and the Exercise Period Extension, your Company equity awards remain subject to the Equity Documents in all respects.
3.Release. In consideration for, among other terms, your eligibility for the Equity Continuation and the Exercise Period Extension, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company its affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and their current and former officers, directors, shareholders, employees, managers, members, trustees, attorneys, accountants and agents, in each case in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims relating to your employment by with the Company; under tort, contract or other common law; of retaliation or discrimination under federal, state or local law; under any other federal or state statute (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York Labor Law, the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law and the New Jersey Conscientious Employee Protection Act); under MGL c. 151B; for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This Section does not release claims that cannot be released under applicable law.
You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.Confidentiality. Subject to the “Protected Activities” Section below, since the Company has not offered the Equity Continuation and the Exercise Period Extension to all employees, you agree not to disclose the existence or terms of this arrangement to any other person or entity, except as necessary for addressing any matters concerning the administration of the Equity Continuation and the Exercise Period Extension or unless otherwise required by applicable law.
5.Nondisparagement. Subject to the “Protected Activities” Section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
6.Resignations from Other Positions; Transition of Information and Access. In connection with the ending of your employment, you hereby (i) resign from any officer or other position you occupy at the Company, or any of its affiliates, effective as of the Separation Date (or such earlier date as the Company requests); (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.
7.Ongoing Obligations. Notwithstanding anything to the contrary set forth in your confidentiality and restrictive covenant obligations to the Company (the “Ongoing Obligations”) you hereby agree that: (i) you are not eligible for any garden leave pay or other noncompetition consideration under the Ongoing Obligations, (ii) any post-employment noncompetition obligations to the Company, and your other obligations to the Company, under the Ongoing Obligations nevertheless remain in full effect; are fully enforceable, regardless of the circumstances of your termination; and are incorporated herein as if newly entered-into. You agree that your eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Ongoing Obligations that is separate from your employment with the Company. You agree that you had the opportunity to review the Ongoing Obligations and this Agreement with the legal counsel of your choosing. The Ongoing Obligations, as modified herein, are incorporated herein by reference.
8.Protected Activities. Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
9.Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of your employment with the Company.
10.Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period.
11.Governing Law; Jurisdiction; Amendment and Waiver. This letter shall be governed by Massachusetts (the “State”) law, excluding laws relating to conflicts or choice of law. You, the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in the State in connection with any dispute relating to this letter. This letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company.
12. 409A. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption from Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent.  Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes.  Neither the Company (or its affiliates) or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this Agreement.
13.No Severance. To avoid doubt, in entering into this Agreement, in consideration for the opportunity to receive the Equity Continuation and the Exercise Period Extension provided herein, you hereby waive any right or potential right you may have to receive any severance or change in control compensation or benefits under your employment agreement, under any Company severance plan or under any other agreement or arrangement with the Company.
14.Assignment. The Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. You may not assign this Agreement.

15.Integration. This Agreement, together with the Equity Documents (as modified by this Agreement) constitutes the entire agreement between you and the Company specifically with respect to the subject matter herein, and supersedes any prior communications, understandings or agreements with respect to the subject matter herein. In signing this Agreement, you agree that you are not relying on any promise, agreement or representation of or with the Company, except as is expressly contained herein. Nothing in this Agreement affects your restrictive covenant obligations and your other ongoing obligations to the Company and its affiliates (as applicable), each of which obligation remains in effect and is hereby reaffirmed.
The Company hopes that this letter encourages your continued effective commitment to the Company.

Sincerely,

The Company

/s/ Nick Leschly

Nick Leschly
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Philip Gregory
Philip Gregory